UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

Item 1: On July 5, 2019, the Rice Group issued the following press release and posted it to https://eqtpathforward.com/:

PROXY ADVISORY FIRM EGAN-JONES RECOMMENDS EQT SHAREHOLDERS VOTE FOR ALL OF THE RICE TEAM’S NOMINEES

Joins Leading Proxy Advisory Firm ISS and Three Top Ten Shareholders in Public Support of All of the Rice Nominees

Vote the WHITE Universal Proxy Card Today in Advance of EQT’s July 10 Annual Meeting

CARNEGIE, PA, July 5, 2019 – The Rice Team (Toby Z. Rice, Derek A. Rice, J. Kyle Derham and William E. Jordan), shareholders of EQT Corporation (NYSE: EQT), today announced that Egan-Jones Ratings Company (“Egan-Jones”), an independent proxy advisory firm, has issued a report recommending that EQT shareholders vote for all of the Rice Team nominees on the WHITE universal proxy card.

Egan-Jones’ conclusion is in line with the recommendation of Institutional Shareholders Services Inc. (“ISS”) for EQT shareholders to vote for all of the Rice Team nominees, as well as public statements of support from EQT’s three largest actively managed shareholders – T. Rowe Price, D.E. Shaw and Kensico Capital Management– in favor of the Rice Team nominees and plan for EQT.

In making its recommendation, Egan-Jones noted*:

•	“In our view, the incumbent Board and management fall short of the operational skillset to deliver long-term shareholder value. We believe that leadership with a true understanding of energy engineering rather than financial engineering is critical in the execution of strategies that will unlock potential shareholder value.”

•	“We believe that the [Rice Team] Nominees, if elected, will pursue the realization of the expected benefits of the EQT-Rice merger, which the Board and the management have failed to effectuate. With a high-potential asset base, we strongly recommend the election of leaders who will explore and develop the said potential to redeem EQT from its dismal stock performance.”

•	“We are convinced that the [Rice Team’s] 100-day plan will work towards the benefit of the Company and its shareholders. With a set of nominees with the right mix of skills, qualifications, and expertise in operations, we believe that the [Rice Team] Nominees will help EQT achieve the goal of being a low-cost natural gas company and improve its operational performance.”

•	“In particular, we believe Toby Z. Rice’s expertise in technological and organizational changes, would allow EQT’s business to be digitized in order to cope up with the challenges of technological advancements across industries.”

The Rice Team has a detailed plan for transforming EQT, which is available here. Transforming EQT can only be executed if a majority of the Board of EQT is changed at the annual meeting. Accordingly, the Rice Team urges all shareholders to vote for all of the Rice Team nominees on the WHITE universal proxy card.

VOTE FOR ALL SEVEN OF THE RICE TEAM’S NOMINEES

AND THE FIVE EQT NOMINEES SUPPORTED BY THE RICE TEAM.

The Rice Team encourages shareholders to review its proxy materials, shareholder letters and its analysis of EQT, all of which are available at www.EQTPathForward.com. For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 207-3159.

*Permission to use quotations neither sought nor obtained from Egan-Jones.

Contacts

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

212-269-5550

Rice@dfking.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Kelly Kimberly: 832-680-5120

Rice-SVC@sardverb.com